EXHIBIT 99.1

                Viad Corp Announces Second Quarter 2004
                 Results Earnings Per Share of $0.42


    PHOENIX--(BUSINESS WIRE)--July 28, 2004--Viad Corp (NYSE:VVI) today announced second quarter 2004 diluted earnings per share of $0.42 on revenue of $207.4 million, segment operating income of $18.9 million, and net income of $9.2 million. On June 30, 2004, the company completed the previously announced spin-off of its payment services business, MoneyGram International, Inc. (NYSE:MGI). In accordance with accounting principles generally accepted in the United States, the transaction was accounted for as a reverse spin-off and, accordingly, the results discussed in this earnings press release do not include the results of MoneyGram.
    Robert H. Bohannon, chairman, president and chief executive officer said, "Good second quarter results are attributable to solid performance at GES and improving visitation by Travel and Recreation customers. Results at Exhibitgroup/Giltspur continue to be depressed due to weak demand for new exhibit construction. As compared to the 2003 second quarter, results were down due to negative show rotation and lower revenues at Exhibitgroup. The 2004 third quarter will benefit from positive show rotation, which we expect will drive a substantial increase in third quarter results as compared to last year."

    Spin-Off Complete

    On July 1, 2004, Viad announced the completion of the spin-off of MoneyGram. Shares of MoneyGram common stock were distributed, effective 11:59 p.m., New York City time, on June 30, 2004, to Viad stockholders. One share of MoneyGram common stock was distributed for each share of Viad common stock outstanding on the close of business on June 24, 2004. The distribution was tax-free to Viad and its stockholders for U.S. federal income tax purposes. Effective immediately following and in connection with the distribution, Viad effected a one-for-four reverse stock split whereby each four outstanding shares of Viad common stock were converted into one share of "new" Viad common stock. Viad continues to trade under the symbol "VVI." MoneyGram common stock is now trading on the New York Stock Exchange under the ticker symbol "MGI."
    In connection with the spin-off, Viad repaid all of its outstanding commercial paper, redeemed its outstanding preferred stock and repurchased approximately 93 percent of its $18.5 million aggregate principal amount of Subordinated Debentures outstanding, and approximately 91 percent of its $35 million aggregate principal amount of Medium Term Notes outstanding.
    Bohannon said, "We are happy to have successfully completed this long-awaited transaction. MoneyGram now has its own pure-play equity currency and the remaining Viad business has a strong opening balance sheet and available capital to pursue growth opportunities. Both companies have management teams that are clearly focused on creating opportunities for growth and enhancing shareholder value."

    Second Quarter and Year-to-Date 2004 Financial Highlights

    Highlights of the 2004 second quarter, compared to second quarter 2003 results, and year-to-date results are presented below.

                                      Q2 2004     Q2 2003     Change
                                    ----------- -----------  ---------
                                        ($ in millions)
Revenue                                $ 207.4     $ 236.2      -12.2%
Segment operating income               $  18.9     $  26.6      -29.0%
Operating margins (a)                      9.1%       11.3%   -220 bps
Net income (b)                         $   9.2     $  14.3      -35.7%
Adjusted EBITDA (c)                    $  19.7     $  30.3      -35.1%
Cash from operations                   $  13.0     $  22.0      -41.1%
Free cash flow (c)                     $  10.9     $  17.2      -36.9%


                                     YTD 2004      YTD 2003   Change
                                    ----------    ---------- ---------
                                        ($ in millions)
Revenue                                $414.9        $461.5     -10.1%
Segment operating income                $35.1         $42.2     -16.9%
Operating margins (a)                     8.5%          9.1%   -60 bps
Net income (b)                          $16.7         $19.0     -11.9%
Adjusted EBITDA (c)                     $39.0         $47.9     -18.6%
Cash from operations                    $20.8         $20.2       2.9%
Free cash flow (c)                      $14.8         $13.5       9.3%

(a) For operating margins, the change from the prior year period is presented in basis points.

(b) In accordance with reverse spin accounting, all expenses relating to the spin-off of MoneyGram were recorded by MoneyGram and are not included in Viad's net income.

(c) Adjusted EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities minus capital expenditures and dividends. Adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America (GAAP) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. These non-GAAP measures are also used by management to assess the company's ability to service debt, fund capital expenditures and finance growth, and should be considered in addition to, but not as a substitute for, other measures of financial performance and liquidity reported in accordance with GAAP. Management believes these non-GAAP measures are useful to investors in benchmarking and trending the performance and value of Viad's business. See Table Two for a reconciliation of net income to Adjusted EBITDA, and of net cash provided by operating activities to free cash flow.



    Also, at the end of the second quarter 2004:

    --  Debt totaled $22.6 million and the debt-to-capital ratio was
        5.2 percent.

    -- Cash and cash equivalents were $110.4 million. In addition, restricted cash totaled $24.0 million and will be used to pay Viad's preferred stock redemption liability.

    -- Viad had the following liabilities on its balance sheet related to the spin-off, which are expected to be paid during the third quarter of 2004:

        -- Amounts payable for banking, legal and other fees incurred to effect the spin-off in the amount of $11.3 million;

        -- Common stock dividends related to pre-spin operations in the amount of $8.1 million, declared on May 11, 2004 and paid on July 1, 2004; and

        -- Deferred compensation payable of $7.4 million related to a terminated plan.

    -- Viad recorded restructuring charges of $853,000 ($530,000 after tax), primarily related to planned employee reductions.

    GES Exposition Services (GES)

    GES' revenue for the second quarter 2004 declined 7.0 percent to $137.4 million, down from $147.8 million in the second quarter 2003. Segment operating income was down 32.8 percent to $14.1 million compared with $21.0 million in 2003, and operating margins for the quarter were 10.3 percent compared with 14.2 percent in the second quarter of 2003. The decline from the prior year was due to negative show rotation.
    Bohannon said, "GES had a good quarter, with low double-digit operating margins. As expected, results were affected by negative show rotation. In the 2003 second quarter GES serviced the National Plastics Expo, one of the largest tradeshows in the world, as well as the Ford Centennial. Looking ahead to the third quarter, we expect GES to benefit as several large shows rotate in."

    Exhibitgroup/Giltspur (Exhibitgroup)

    Exhibitgroup's revenue was $52.7 million during the second quarter 2004, a decrease of 30.8 percent from $76.1 million in the second quarter 2003. Segment operating results for the quarter declined to approximately breakeven from income of $3.0 million and a margin of
3.9 percent in the 2003 second quarter.
    Bohannon said, "Exhibitgroup's revenue was down as expected due to weak demand for new exhibit construction, pricing pressure and negative show rotation. The show rotation relates to a large European air show that took place in the second quarter of 2003. This year, the show occurs in the third quarter. With respect to the weak demand and pricing pressure, we do not expect a notable improvement during the remainder of 2004. Accordingly, we continue to focus heavily on cost control and margin discipline, while leveraging our leading design talent, construction quality, and full-service offerings to compete for profitable new business."

    Travel and Recreation Services

    Travel and Recreation Services' revenue for the 2004 second quarter was $17.3 million, up 41.0 percent compared to $12.3 million in the second quarter 2003. Segment operating income was up 78.0 percent to $4.7 million compared to $2.6 million in 2003, and operating margins improved 560 basis points to 26.9 percent from 21.3 percent in the 2003 second quarter.
    Bohannon said, "Our Travel and Recreation Services segment is off to a terrific start this year, with substantial increases in visitation and advance bookings. After experiencing a few years of declining visitation due to various external factors, particularly at Brewster, we are very pleased to see improved results so far this year."

    2004 Outlook

    Viad provides the following guidance for the remainder of 2004. This guidance is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of the press release.

    Third Quarter 2004

    -- Diluted earnings per share is expected to be in the range of $0.43 to $0.54, reflecting positive show rotation at GES and Exhibitgroup.

    -- GES segment revenue is expected to increase by $35 to $40 million compared to the 2003 amount of $96.3 million and segment operating income is expected to increase by $8 to $10 million compared to the 2003 amount of $1.2 million primarily due to positive show rotation.

    -- Exhibitgroup segment revenue is expected to increase by $4 to $8 million as compared to 2003 segment revenue of $36.0 million and segment operating results are expected to improve by $1 to $2 million as compared to the 2003 loss of $3.5 million due to positive show rotation.

    -- Travel and Recreation Services revenue is expected to increase by $4 to $6 million from the 2003 amount of $32.7 million and segment operating income is expected to increase by $3 to $4 million compared to the 2003 amount of $11.1 million.

    Fourth Quarter 2004

    -- Diluted loss per share is expected to be in the range of $0.13 to $0.16, reflecting a seasonally slow pattern in the fourth quarter.

    -- GES segment revenue is expected to increase slightly from the 2003 amount of $87.1 million and segment operating results are expected to improve $2 to $3 million from the 2003 loss of $2.2 million.

    -- Exhibitgroup segment revenue is expected to decrease by $5 to $7 million from the 2003 amount of $51.8 million and segment operating income is expected to decrease by $3 to $4 million from the 2003 amount of $4.4 million.

    -- Travel and Recreation Services segment results are expected to improve slightly from 2003 segment revenue of $4.9 million and segment operating loss of $2.0 million.

    Full Year 2004

    -- Diluted earnings per share is expected to be in the range of $1.04 to $1.18, up from 2003 diluted earnings per share of $0.97.

    -- Viad's overall segment operating income is expected to increase by more than 7 percent from 2003 segment operating income of $51.2 million.

    -- GES segment revenue is expected to increase $25 to $30 million from 2003 segment revenue of $498.7 million.

    -- GES segment operating income is expected to increase $4 to $6 million compared to 2003 segment operating income of $40.2 million.

    -- Exhibitgroup segment revenue is expected to decrease $35 to $40 million compared to 2003 segment revenue of $218.6 million.

    -- Exhibitgroup segment operating results are expected to decrease $4 to $6 million compared to 2003 segment operating income of $1.1 million.

    -- Travel and Recreation Services revenue is expected to increase $10 to $12 million from 2003 segment revenue of $53.2 million.

    -- Travel and Recreation Services segment operating income is expected to increase $6 to $7 million from 2003 segment operating income of $10.0 million.

    -- Corporate activities are expected to be comparable to the 2003 amount of $15.2 million.

    Bohannon said, "GES and the Travel and Recreation Services segment are on track for an improved 2004, while Exhibitgroup continues to be hampered by weak demand for new exhibit construction and a highly competitive environment. Until we see evidence of a sustained increase in orders for new exhibits as well as increased marketing and event budgets, we will remain cautious in our outlook for Exhibitgroup's business."
    Bohannon concluded, "We believe that the relative strength and stability in GES' market over the past few years demonstrates the continuing significance of the tradeshow venue as a key marketing channel. We also believe that the reduced spending on new exhibit construction in the wake of September 11th and the implosion of the dot.com and telecom markets has created pent-up demand. We are hopeful that some of that pent-up demand will begin to release in 2005. With all of the hard work we have done in the past three years to reduce our fixed costs and become more efficient, we stand ready to drive significant margin improvement and EPS growth when Exhibitgroup's market rebounds. We also stand to gain nicely from the rebound in the Travel and Recreation Services segment, which we are already seeing."
    Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.

    Forward Looking Statements

    As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, tax rates, and the realization of restructuring cost savings. Actual results could differ materially from those projected in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, and growth patterns within the industries in which Viad competes and any deterioration in the economy may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.

    Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.

                      VIAD CORP AND SUBSIDIARIES
            TABLE ONE - QUARTERLY AND YEAR-TO-DATE RESULTS
                              (UNAUDITED)

               Three months ended June 30,  Six months ended June 30,
               --------------------------- ---------------------------
(000 omitted,
 except per
 share data)       2004      2003        %     2004      2003        %
               --------- --------- ------- --------- --------- -------


Revenues (Note
 A)            $207,378  $236,190   -12.2% $414,933  $461,528   -10.1%
               ========= ========= ======= ========= ========= =======


Segment
 operating
 income
 (Note A)      $ 18,878  $ 26,579   -29.0% $ 35,084  $ 42,198   -16.9%
Corporate
 activities and
 minority
 interests       (3,835)   (3,367)  -13.9%   (6,357)   (7,030)    9.6%
Restructuring
 (charges)
 recoveries
 (Note B)          (853)    1,276  -166.8%     (853)    1,276  -166.8%
Net interest
 expense           (265)   (1,538)   82.8%     (606)   (2,334)   74.0%
               --------- --------- ------- --------- --------- -------
Income before
 income taxes    13,925    22,950   -39.3%   27,268    34,110   -20.1%
Income tax
 expense         (4,743)   (8,668)   45.3%  (10,527)  (15,117)   30.4%
               --------- --------- ------- --------- --------- -------
Net income     $  9,182  $ 14,282   -35.7% $ 16,741  $ 18,993   -11.9%
               ========= ========= ======= ========= ========= =======

Diluted income
 per common
 share:        $   0.42  $   0.66   -36.4% $   0.77  $   0.88   -12.5%
               ========= ========= ======= ========= ========= =======

Basic income
 per common
 share:        $   0.42  $   0.66   -36.4% $   0.77  $   0.88   -12.5%
               ========= ========= ======= ========= ========= =======

Common shares treated as outstanding for net income per share calculations:

  Average
   outstanding
   shares        21,732    21,556     0.8%   21,705    21,529     0.8%
               ========= ========= ======= ========= ========= =======

  Average
   outstanding
   and potentially
   dilutive
   shares        21,839    21,627     1.0%   21,811    21,604     1.0%
               ========= ========= ======= ========= ========= =======


                      VIAD CORP AND SUBSIDIARIES
        TABLE ONE - NOTES TO QUARTERLY AND YEAR-TO-DATE RESULTS
                              (UNAUDITED)

(A) Reportable Segments

                Three months ended June 30, Six months ended June 30,
                --------------------------- --------------------------
(000 omitted)      2004      2003       %     2004      2003       %
                 --------- --------- ------ --------- --------- ------

Revenues:
  GES Exposition
   Services      $137,392  $147,759   -7.0% $300,955  $315,254   -4.5%
  Exhibitgroup/
   Giltspur        52,652    76,138  -30.8%   92,705   130,699  -29.1%
  Travel and
   Recreation
   Services        17,334    12,293   41.0%   21,273    15,575   36.6%
                 --------- --------- ------ --------- --------- ------
  Total revenues $207,378  $236,190  -12.2% $414,933  $461,528  -10.1%
                 ========= ========= ====== ========= ========= ======

Segment operating
 income:
  GES Exposition
   Services      $ 14,113  $ 20,991  -32.8% $ 34,671  $ 41,141  -15.7%
  Exhibitgroup/
   Giltspur            96     2,965  -96.8%   (2,933)      175     NM
  Travel and
   Recreation
   Services         4,669     2,623   78.0%    3,346       882     NM
                 --------- --------- ------ --------- --------- ------
                  $18,878   $26,579  -29.0%  $35,084   $42,198  -16.9%
                 ========= ========= ====== ========= ========= ======



NM = not meaningful

(B) Restructuring Charges and Recoveries -- Viad recorded restructuring charges of $853,000 ($530,000 after-tax) in the 2004 second quarter primarily related to planned employee reductions. In the 2001 third quarter, Viad recorded restructuring charges totaling $66.1 million ($39.9 million after-tax) consisting of costs associated with the closure and consolidation of certain facilities, severance and other employee benefits in the GES and Exhibitgroup segments. In the 2003 second quarter, $1.3 million of the reserve was reversed as certain costs originally anticipated in the restructuring plan were not incurred.


                      VIAD CORP AND SUBSIDIARIES
            TABLE TWO - ADJUSTED EBITDA AND FREE CASH FLOW
                              (UNAUDITED)

                 Three months ended June 30, Six months ended June 30,
                   ------------------------- ------------------------
(000 omitted)         2004     2003       %    2004     2003       %
                    --------- -------- ------ -------- -------- ------

Adjusted EBITDA:
  Net income         $ 9,182  $14,282  -35.7% $16,741  $18,993  -11.9%
  Interest expense       391    1,641   76.2%     958    2,565   62.7%
  Income tax
   expense             4,743    8,668   45.3%  10,527   15,117   30.4%
  Depreciation and
   amortization        5,368    5,748    6.6%  10,797   11,237    3.9%
                    --------- -------- ------ -------- -------- ------
  Adjusted EBITDA    $19,684  $30,339  -35.1% $39,023  $47,912  -18.6%
                    ========= ======== ====== ======== ======== ======

                 Three months ended June 30, Six months ended June 30,

                   ------------------------- ------------------------
(000 omitted)         2004     2003       %    2004     2003       %
                    --------- -------- ------ -------- -------- ------

Free Cash Flow:
  Net cash provided
   by operating
   activities        $12,971  $22,009  -41.1% $20,776  $20,187    2.9%
  Less:
     Capital
      expenditures    (2,112)  (4,789)  55.9%  (5,974)  (6,640)  10.0%
                    --------- -------- ------ -------- -------- ------
     Free cash flow  $10,859  $17,220  -36.9% $14,802  $13,547    9.3%
                    ========= ======== ====== ======== ======== ======



                      VIAD CORP AND SUBSIDIARIES
SUPPLEMENTAL TABLE A - DISCLOSURE OF HISTORIC VIAD REPORTABLE SEGMENTS
                              (UNAUDITED)

                                 2003
           ------------------------------------------------  First
             First     Second    Third    Fourth     Full   Quarter
(000
 omitted)   Quarter   Quarter   Quarter   Quarter     Year     2004
           --------- --------- --------- --------- -------- -------

Revenues by
 reportable
 segments:
 GES
  Exposition
  Services $167,495  $147,759   $96,332  $ 87,128  $498,714  $163,563
 Exhibitgroup/
  Giltspur   54,561    76,138    36,033    51,819   218,551    40,053
 Travel and
  Recreation
  Services    3,282    12,293    32,703     4,925    53,203     3,939
           --------- --------- --------- --------- --------- ---------
 Total
  revenues $225,338  $236,190  $165,068  $143,872  $770,468  $207,555
           ========= ========= ========= ========= ========= =========

Operating income before
 restructuring charges and
 other items:
 GES
  Exposition
  Services $ 20,150  $ 20,991  $  1,215  $ (2,185) $ 40,171  $ 20,558
 Exhibitgroup/
  Giltspur   (2,790)    2,965    (3,515)    4,410     1,070    (3,029)
 Travel and
  Recreation
  Services   (1,741)    2,623    11,120    (2,027)    9,975    (1,323)
           --------- --------- --------- --------- --------- ---------
             15,619    26,579     8,820       198    51,216    16,206
Corporate
 activities  (3,777)   (3,355)   (5,315)   (2,743)  (15,190)   (2,617)
           --------- --------- --------- --------- --------- ---------
             11,842    23,224     3,505    (2,545)   36,026    13,589
Interest
 income(1)      128       103        41       169       441       226
Interest
 (expense)
 recoveries    (924)   (1,641)     (336)    3,981     1,080      (567)
Restructuring
 (charges)
 recoveries:
GES Exposition
 Services         -     1,276         -        39     1,315         -
Exhibitgroup/
 Giltspur         -         -       200     3,500     3,700         -
Minority
 interests      114       (12)     (281)       69      (110)       95
           --------- --------- --------- --------- --------- ---------
Income before
 income taxes
 and change in
 accounting
 principle   11,160    22,950     3,129     5,213    42,452    13,343
Income tax
 expense(1)  (6,449)   (8,668)   (1,182)   (5,062)  (21,361)   (5,784)
           --------- --------- --------- --------- --------- ---------
Net income $  4,711  $ 14,282  $  1,947   $   151  $ 21,091  $  7,559
           ========= ========= ========= ========= ========= =========

Average
 outstanding
 and potentially
 dilutive
 shares      21,581    21,627    21,680    21,722    21,654    21,804
           ========= ========= ========= ========= ========= =========

Diluted income
 per share $   0.22  $   0.66  $   0.09   $  0.01  $   0.97  $   0.35
           ========= ========= ========= ========= ========= =========

Average
 outstanding
 shares      21,502    21,556    21,568    21,596    21,555    21,677
           ========= ========= ========= ========= ========= =========

Basic income
 per share $   0.22  $   0.66  $   0.09   $  0.01  $   0.98  $   0.35
           ========= ========= ========= ========= ========= =========

(1) Certain quarterly reclassifications have been made to the interest income and income tax expense amounts previously presented.


    CONTACT: Viad Corp
             Carrie Long, 602/207-2681 (Investor Relations) clong@viad.com